[ALLIED WORLD ASSURANCE COMPANY LETTERHEAD]

FOR IMMEDIATE RELEASE

ALLIED WORLD ANNOUNCES RETIREMENT OF G. WILLIAM DAVIS
EVP WORLDWIDE REINSURANCE

PEMBROKE, BERMUDA March 23, 2007 - Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today announced that G. William Davis, Executive Vice President — Worldwide Treaty and Facultative Reinsurance, is retiring from the company effective March 31, 2007. Mr. Davis first joined Allied World in 2002 and was primarily responsible for building the company’s global reinsurance operation. Mr. Davis has agreed to remain with the company as a consultant, where he will continue to provide the company with his reinsurance knowledge and experience.

“Bill Davis was an integral part of building Allied World’s reinsurance operations,” Allied World President and Chief Executive Officer Scott Carmilani commented. “His commitment and leadership helped our company grow to where it is today. We are appreciative of Bill’s contributions and dedication, and wish him the best of luck in retirement.”

Mr. Davis commented on his career: “What first attracted me to the re/insurance industry was that it’s a dynamic business that serves as a continuous learning environment. Concluding my career at Allied World – an entrepreneurial, global, underwriting success – was highly fulfilling. And helping Allied World play its part in developing Bermuda as the center of excellence for our business was an added gratification.”

Prior to joining Allied World, Mr. Davis was Senior Vice President and Executive Management Group member of St. Paul Re, and Senior Vice President and Director of Skandia America Reinsurance Co. From 1985 through 1990, Mr. Davis served as President and Chief Executive Officer of Facultative ReSources, a subsidiary of W.R. Berkley Corp. In 1977, he joined Cologne Re of America as Vice President and Treaty Underwriting Officer, and was elected President and Chief Executive Officer later that year. During 1976, he served as Assistant Vice President and Senior Underwriting Officer of Transatlantic Re. He began his insurance career at General Reinsurance Corp. in 1969, where he trained in casualty facultative reinsurance and multi-line treaty reinsurance.

During his retirement, Mr. Davis plans to play an active role within the charitable community, specifically investing resources in breast cancer research. He also plans to embark on a cross-country motorcycle tour of the United States.

About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its insurance subsidiaries, is a global provider of insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance subsidiaries are rated A (Excellent) by A.M. Best Company and A- (Strong) by Standard & Poor’s. Our Bermuda and U.S. insurance subsidiaries are rated A2 (Good) by Moody’s Investors Service. For further information on Allied World Assurance Company, please visit our website at www.awac.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that involve inherent risks and uncertainties. Statements that are not historical facts, including statements that use terms such as “believes,” “anticipates,” “intends” or “expects” and that relate to our plans and objectives for future operations, are forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (b) the effects of investigations into market practices, in particular insurance brokerage practices, together with any legal or regulatory proceedings, related settlements and industry reform or other changes arising therefrom; (c) the impact of acts of terrorism and acts of war; (d) greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated; (e) increased competition due to an increase in capacity of property and casualty insurers or reinsurers; (f) the inability to obtain or maintain financial strength ratings by one or more of the company’s subsidiaries; (g) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (h) the company or one of its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; (i) changes in regulations or tax laws applicable to the company, its subsidiaries, brokers or customers; (j) changes in the availability, cost or quality of reinsurance or retrocessional coverage; (k) loss of key personnel; (l) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect the company’s investment portfolio; and (m) such other risk factors as may be discussed in our most recent documents on file with the U.S. Securities and Exchange Commission. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Allied World Assurance Company

Media
Faye Cook
AVP, Marketing & Communications
E: faye.cook@awac.com
T: 441.278.5406

Investor Relations
Keith Lennox
E: keith.lennox@awac.com
T: 212.635.5319